UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Entrx Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
      Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

ENTRX CORPORATION
800 Nicollet Mall, Suite 2690
Minneapolis, Minnesota 55402

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
to be held on
May 4, 2009

Notice is hereby furnished to the shareholders of Entrx Corporation, a Delaware corporation (“Entrx”), of record as of the close of business on March 11, 2009, of the Special Meeting of shareholders thereof, to be held at 10:00 a.m. on May 4, 2009, at the offices of Entrx, at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota, for the following purposes:

1.
To consider and vote on two proposals to amend Entrx’s Restated and Amended Certificate of Incorporation.  The first amendment would effect a reverse 1-for-500 share stock split of Entrx’s common stock.  The second amendment would effect a subsequent forward 500-for-1 share stock split of Entrx’s common stock.  If both proposals are approved, it will have the effect of reducing the number of our shareholders from an estimated 2,350 to between 800 and 900, and the number of our shareholders of record from approximately 520 to approximately 53, by cashing out fractional shares after the reverse stock split.  If both proposals are approved, the shareholdings of a person owning 500 shares or more of Entrx in any one account will be unaffected, while the shares held by persons owning less than 500 shares of Entrx in any one account will be bought out at the price of $0.35 per share.

2.	To transact such other business as may properly come before and is incidental to the conduct of the meeting.

Only shareholders of record as of the close of business on March 11, 2009, or their legal representatives, are entitled to notice and to vote at the Special Meeting or any adjournment thereof.  Each shareholder is entitled to one vote per share on all matters to be voted on at the Special Meeting.

A Proxy, Proxy Statement, and the 2008 Annual Report on Form 10-K are enclosed herewith.  You are requested to complete and sign the Proxy, which is being solicited by the Board of Directors and management of Entrx Corporation, and to return it in the envelope provided.  You can also vote by telephone by calling 800-776-9437 between the hours of 8:30 a.m. and 3:30 p.m. CDT, prior to May 1, 2009

By Order of the Board of Directors

/s/ Peter L. Hauser
Chief Executive Officer and
Chairman of the Board

March 25, 2009

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on May 4, 2009:

The Proxy Statement and form of Proxy, and the Annual Report on Form 10-K for the year ended December 31, 2008, which accompany this Notice, are also available over the internet at www.vfnotice.com/entrxcorporation.

PROXY STATEMENT
TABLE OF CONTENTS

VOTING INFORMATION	1
PROPOSALS TO AMEND THE RESTATED AND AMENDED CERTIFICATE OF INCORPORATION OF ENTRX CORPORATION TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A FORWARD STOCK SPLIT OF ENTRX'S COMMON STOCK	4
Summary	4
Negative Aspects of the Reverse/Forward Stock Split	7
Effect on Shareholders	7
Reasons for the Reverse/Forward Stock Split	8
Structure of the Reverse/Forward Stock Split	9
Background and Purpose of the Reverse/Forward Stock Split	10
Effect of the Reverse/Forward Stock Split on Entrx Shareholders	12
Financial Information	14
Fairness of the Reverse/Forward Stock Split	15
Effect of the Reverse/Forward Stock Split on Entrx	17
Stock Certificates	18
Certain Federal Income Tax Consequences	18
Appraisal Rights	20
Reservation of Rights	20
Board of Directors’ Recommendation	20
OFFICERS AND DIRECTORS	20
COMMON STOCK OWNERSHIP	22
Share Ownership of Officers and Directors	22
Share Ownership of Certain Beneficial Owners	22
SHAREHOLDER PROPOSALS	24

ENTRX CORPORATION
800 Nicollet Mall, Suite 2690
Minneapolis, Minnesota 55402

PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to the shareholders of Entrx Corporation (hereinafter referred to as “Entrx” or “we”), in connection with the solicitation by the Board of Directors of Entrx of proxies to be voted at the special meeting of Entrx shareholders (the “Meeting”), to be held at 10:00 a.m. CDT on May 4, 2009 at the offices of Entrx at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota.  This Proxy Statement and the accompanying form of Proxy (the “Proxy”) were first mailed on approximately March 30, 2009 to the shareholders of record of Entrx as of the close of business on March 11, 2009.

VOTING INFORMATION

Who is entitled to vote?

The holders of common stock of Entrx who are shareholders of record on March 11, 2009, may vote at the Meeting.  As of March 11, 2009, there were 7,656,147 shares of Entrx's common stock outstanding.

What are you voting on?

At the Meeting, you will be voting on a proposal to amend Entrx’s Restated and Amended Certificate of Incorporation in order to effect a reverse stock split of Entrx’s common stock, followed by a proposal to amend Entrx’s Restated and Amended Certificate of Incorporation in order to effect a forward stock split of Entrx’s common stock.  If both proposals are approved, it will result in a reduction of the number of our shareholders from an estimated 2,350 to between 800 and 900, and the number of our shareholders of record from an approximately 520 to approximately 53, by cashing out fractional shares after the reverse stock split.  If only one or none of the proposals are approved, neither of the amendments will be effected.  The purpose of these amendments is to cash out all of our shareholders owning less than 500 shares of our common stock at $0.35 per share.  If you own more than 500 shares of Entrx’s common stock in any account, your share ownership will not be affected in that account.

We may also vote on other matters incidental to the conduct of the Meeting.

How does the Board recommend you vote on the proposals?

The Board recommends that you vote your shares FOR the proposed amendments to Entrx’s Restated and Amended Certificate of Incorporation in order to effect a reverse, followed by a forward, stock split of Entrx’s common stock.

Who will be soliciting your vote?

The Board is soliciting your vote by mail through this Proxy Statement.  However, your vote may also be solicited in person or by telephone by an officer of Entrx who will act without special compensation.  We have also engaged The Altman Group to solicit proxies.  For its services, we will pay The Altman Group a base fee of approximately $8,000 plus estimated out-of-pocket expenses not to exceed $2,000.  We do not expect that The Altman Group will solicit more than 150 shareholders.  See “Summary – Discussion” on page 5.  Other than the foregoing, no one has been engaged to directly or indirectly make solicitations or recommendations relating to the reverse, followed by a forward, stock split.  Brokers/dealers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of Entrx’s common stock, and will be reimbursed for their expenses in connection with that activity.  The cost of all of this solicitation is being paid for by Entrx.

How can you vote?

If you hold your shares as a shareholder of record, you can vote in person at the Meeting or you can vote by mail.  You are a “shareholder of record” if you hold a stock certificate which has your name and the number of shares you own on the face of the certificate.  If you hold your shares indirectly, through an intermediary such as a bank, broker, trustee or other nominee, you are a beneficial owner of those shares, and are normally referred to as a “street name shareholder.”  If you are a street name shareholder, you should receive instructions from your bank, broker, trustee or other nominee describing how to vote your shares.

How do you vote?

By mail:

You can vote by mail by following the instructions on the accompanying form of Proxy, signing the Proxy, and mailing it to the address noted on the Proxy or by using the accompanying envelope provided for that purpose.  The persons named as proxies on the Proxy will vote your shares in accordance with your instructions.  If you sign and submit your Proxy without giving instructions, the proxies named on the Proxy will vote your shares as recommended by the Board of Directors.

By telephone:

You can vote by telephone by calling 800-776-9437 on weekdays between the hours of 8:00 a.m. and 3:30 p.m. CDT, prior to May 1, 2009.  You should state that you are an Entrx Corporation shareholder desiring to vote at the May 4, 2009 special meeting, and have the accompanying proxy available when you call so that you can be properly identified.

How can you revoke your Proxy?

If you are a shareholder of record, you can revoke your Proxy by:

•	Submitting a new Proxy received by us prior to the meeting;

•	If you voted by telephone, by calling the same number you used to vote by telephone until 3:30 p.m. CDT, April 30, 2009;

•	Giving written notice prior to the meeting to Entrx's Secretary, at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402, stating that you are revoking your Proxy; or

•	Attending the Meeting and voting your shares in person.

Merely attending the meeting without voting will not revoke your Proxy.

If you are a street name shareholder, you may revoke your Proxy only as instructed by the bank, broker or other nominee holding your shares.

How do you sign the Proxy?

Sign your name exactly as it appears on the Proxy.  If you are signing in a representative capacity (for example, as a guardian, trustee, executor, administrator, attorney or the officer or agent of a company), include your name and title or capacity.  If the shares are held in custody (for example, under the Uniform Transfer to Minors Act), the custodian should sign the Proxy, not the minor or other beneficiary.

If the shares are held in joint ownership, both owners should sign the Proxy.  If, however, only one of the owners signs, that Proxy (referred to as the “first Proxy”) will be counted, unless one or more of the other owners signs a Proxy or casts a vote which is in conflict with the first Proxy, in which case the vote of the majority of the owners in interest shall be entitled to vote or give authority to vote all of the shares.  If more than one owner votes, but the vote is evenly split on an issue, the shares may be voted proportionately; that is, one-half of the shares may be voted on one side of the issue, and the other half on the other side.

What does it mean if you receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account.  Please provide voting instructions for each Proxy you receive to ensure all your shares are voted.

What constitutes a quorum?

A quorum of shareholders is necessary to hold a valid meeting of shareholders.  A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum for the Meeting.  Abstentions and broker non-votes (as described below) are counted as present for establishing a quorum.

How many votes are needed for approval of the proposals?

Approval of each of the proposals to amend Entrx’s Restated and Amended Certificate of Incorporation in order to effect a reverse, followed by a forward, stock split of Entrx’s common stock, requires the affirmative vote of the holders of a majority of the outstanding shares of Entrx’s common stock, or 3,828,074 or more shares.  Both proposals must be affirmatively approved by shareholders owning a majority of Entrx’s outstanding common shares.

Prior vote on the proposals.

At a special meeting of the shareholders held on January 28, 2008, we presented and conducted a vote upon a proposal to effect a reverse stock split followed by a forward stock split substantially identical to the one being presented in this Proxy Statement.  The proposal did not pass.  The vote was 2,288,781 in favor and 800,106 against.  Even though more shareholders voted in favor of the proposal than voted against the proposal by a wide margin, we failed to get the required affirmative vote of shareholders owning a majority of our outstanding shares.

What is a broker non-vote?

A broker non-vote with respect to a proposal occurs when a broker submits a Proxy that does not indicate a vote on that proposal because the broker did not receive instructions from the beneficial owner on how to vote on that proposal and does not have discretionary authority to vote in the absence of instructions.

How are broker non-votes and abstentions counted?

A broker non-vote and an abstention from voting on either proposal to amend Entrx’s Restated and Amended Certificate of Incorporation will be treated the same as a vote against that proposal.  in order to effect a reverse, followed by a forward, split of Entrx’s common stock.

How can you attend the Meeting?

If you are a shareholder of record on March 11, 2009, you can attend the Meeting by presenting acceptable identification at the Meeting.  If you are a street name shareholder you may attend the Meeting by presenting acceptable identification along with evidence of your beneficial ownership of Entrx common stock.

PROPOSALS

PROPOSALS TO AMEND THE RESTATED AND AMENDED CERTIFICATE OF INCORPORATION OF ENTRX CORPORATION TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A FORWARD STOCK SPLIT OF ENTRX'S COMMON STOCK

Summary

Term Sheet

o
We are proposing to amend Entrx’s Restated and Amended Certificate of Incorporation, first in order to effect a reverse stock split of our common stock, and then to effect a forward stock  split of our common stock.  Although presented as two separate proposals, approval of each is contingent on the approval of the other.

o	We plan to cause a reverse stock split of our common stock on a 1-for-500 share basis, whereby each 500 shares of our common stock will be converted into one share.

o	The reverse stock split will result in shareholders who own less than 500 shares of our common stock holding only a fractional share (less than one share).

o
We will purchase the fractional shares of our shareholders who held less than 500 shares before the reverse stock split.  If you have several accounts which hold shares of Entrx common stock, you will be cashed out of any account which holds less than 500 shares, unless you consolidate those accounts into an account or accounts which hold more than 500 shares prior to the Effective Date of the reverse and forward stock split, as set forth below.

o	We will not purchase any shares from our shareholders with respect to accounts which hold 500 or more shares before the reverse stock split.

o	The cash price for the fractional shares (the “Cash-Out Price”) will be based upon a per share price of $0.35 prior to the reverse stock split.

o
Immediately following the reverse stock split, and excluding those shareholders left with only a fractional share who are cashed out, we will cause a forward stock split of our common stock, whereby each share of our common stock will be converted back into 500 shares.

o
We are effecting the reverse stock split in order to cash out shareholders owning less than 500 shares of our common stock.  We are effecting the forward stock split so that we will not have any fractional or odd-lot shares outstanding after the transaction, and so that shareholders who are not cashed out will hold the same number of shares they held prior to the reverse stock split, eliminating confusion.  See “Summary – Special Factors” on page 6.

o	Shareholders have no appraisal rights with respect to the proposed reverse and forward stock splits. See “Appraisal Rights” on page 20.

o
If the reverse and forward stock split is effected, we estimate that 170,000 shares will be cashed out for an aggregate cost to the Company of approximately $60,000.  In addition, preparation and printing of the notice, proxy and proxy statement, including legal fees, and the solicitation of proxies, will cost an estimated $44,000.  This will be paid for out of the Company’s cash, which was $2,078,666 at December 31, 2008.  See “Background and Purpose of the Reverse/Forward Stock Split” beginning on page 10, and “Financial Information” beginning on page 14.

o	The Effective Date of the reverse and forward stock splits, if effected, will be 6:01 p.m. (eastern daylight time) May 15, 2009. See “Summary – Discussion” beginning on page 5.

o
Only shareholders who receive cash in the reverse stock split will experience any income tax consequences.  Generally, if all of your shares are cashed out, you will experience a capital gain or loss, depending upon your basis in the stock.  If you still hold shares after the reverse stock split, any payment you receive could be taxed at ordinary income rates if it is considered essentially equivalent to a dividend or not a substantially disproportionate redemption.  See “Federal Income Tax Consequences to Shareholders Who Are Not Cashed Out by the Reverse/Forward Stock Split” on page 18, and “Federal Income Tax Consequences to Cashed-Out Shareholders” beginning on page 18.

o
We proposed a substantially identical proposal at a special shareholders meeting held on January 28, 2008.  Although 2,288,781 shares were voted  in favor of the proposal, and only 800,106 were voted against the proposal, the proposal did not pass, as we needed 3,808,074 shares, or a majority of the shares outstanding, to be voted in favor of the proposal.

o	None of the shareholders, other than the management of Entrx, have expressed either support for or opposition to the proposed reverse and forward stock split, so passage is not assured.

o
The interest and role of the affiliates of Entrx, including Peter L. Hauser, the Chief Executive Officer, are not materially affected, whether or not the reverse and forward stock split takes place.  See “Effect of the Reverse/Forward Stock Split on Entrx Shareholders – Affiliates” on page 13, and “Common Stock Ownership” beginning on page 22.

As a result of the foregoing, if you owned less than 500 shares in any account you will receive cash for those fractional shares, and if you owned 500 shares or more in any account you will retain those shares you owned prior to the implementation of the reverse stock split.

Discussion

The Board of Directors has authorized, and recommends for your approval a reverse 1-for-500 stock split followed immediately by a forward 500-for-1 stock split of Entrx’s common stock;

The proposed transaction involves successive amendments to Entrx’s Restate and Amended Certificate of Incorporation designed to effect a reverse stock split (the "Reverse Stock Split") pursuant to which each 500 shares of common stock registered in the name of a shareholder at the effective time of the Reverse Stock Split will be converted into one share of common stock, followed immediately by a forward stock split (the "Forward Stock Split") pursuant to which each share of common stock outstanding upon consummation of the Reverse Stock Split will be converted into 500 shares of common stock. As permitted under Delaware law, shares of common stock that would be converted into less than one share in the Reverse Stock Split will instead be converted into the right to receive a cash payment as described below (we often refer to the Reverse Stock Split, the Forward Stock Split and these cash payments, collectively, as the "Reverse/Forward Stock Split"). However, if a registered shareholder holds 500 or more shares of common stock in an account at the effective time of the Reverse Stock Split, any fractional share in such account resulting from the Reverse Stock Split will not be cashed out and the total number of shares held by such holder will not change as a result of the Reverse/Forward Stock Split.

The Board will have the discretion to determine whether to effect the Reverse/Forward Stock Split, if approved by the shareholders, and reserves the right to abandon such transaction even if approved by the shareholders (see "Reservation of Rights” on page 20).  The decision of the Board to abandon the transaction will depend primarily upon the market price of the Company’s common stock at the time the termination is announced, such as if the then market price materially exceeds the buy-out price of $0.35 per share, or upon a materially adverse and unforeseen event which would limit the Company’s financial ability to purchase the fractional shares.  If shareholders approve and the Board elects to implement the Reverse/Forward Stock Split, the Reverse/Forward Stock Split will be consummated as to shareholders of record as of 6:01 p.m. (eastern daylight time) on May 15, 2009 (the "Effective Date"), upon the filing of the necessary amendments to Entrx's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.  The form of proposed amendments to Entrx's Restated Certificate of Incorporation necessary to effect the Reverse/Forward Stock Split are attached to this Proxy Statement as Appendix A.

Entrx believes that the Reverse/Forward Stock Split will result in significantly reduced shareholder record keeping and mailing expenses for Entrx and provide holders of fewer than 500 shares with an efficient, cost-effective way to cash-out their investments.

It is currently estimated that following the Reverse/Forward Stock Split, Entrx will have between 800 and 900 common stock shareholders, approximately 53 of whom will be of record.  Section 12(g)(4) of the Securities Exchange Act of 1934 provides that the Company can terminate its registration under that Act upon the filing of a certificate to the Securities and Exchange Commission that it has less than 300 shareholders.  Upon such termination, our obligations under the Securities Exchange Act of 1934, including our obligations to file publicly available periodic reports with the Securities and Exchange Commission and to provide our shareholders with proxy statements prior to shareholder meetings, would cease.  While we would have the ability to terminate our registration under the Securities Exchange Act, we have no present intention to do so.

We have engaged The Altman Group, Inc, New York, New York, to solicit proxies from a limited number of our shareholders by telephone, and to accept votes from these shareholders over the telephone.  The Altman Group, Inc.’s obligations involve calling selected shareholders, reminding them of the Special Meeting to be held on May 4, 2009, disclosing management’s recommendation to vote in favor of the proposals to amend Entrx’s Restated and Amended Certificate of Incorporation to effect a reverse followed by a forward stock split, encouraging those shareholders to vote and, as applicable, accepting votes over the telephone.  The Altman Group, Inc. is not authorized to discuss the relative merits of the proposals or to answer questions regarding the information provided in this Proxy Statement.  We estimate that we will pay approximately $8,000 for this services, plus $2,000 in expenses.

Special Factors

We are effecting the reverse stock split in order to cash out shareholders owning less than 500 shares of our common stock.  This will allow shareholders owning less than 500 shares to cash out without paying a commission, and will hopefully leave the remaining shareholders with a sufficient financial interest in Entrx to be attentive to their investment.  We are effecting the forward stock split so that we will not have any fractional or odd-lot shares outstanding after the transaction, and so that the number of shares held by the remaining shareholders will remain the same, eliminating confusion.  In addition, the forward split will eliminate the need for our transfer agent to maintain an additional shareholders list with respect to shareholders who would otherwise have had to submit their certificates representing Entrx shares to the transfer agent for new certificates, and the administrative burden of that process.  The Board considered a tender offer for shares held by shareholders owning less than 500 shares, but rejected that alternative as being too expensive and likely to be ineffective, as few shareholders owning small amounts of shares would respond to such an offer.  Consummation of the proposed Reverse/Forward Stock Split will:

o	Reduce the number of shareholders of Entrx from 2,350 to approximately 800 to 900.

o	Reduce the number of outstanding shares of Entrx from 7,656,147 to approximately 7,485,000.

o	Eliminate shareholders owning less than 500 shares.

o	Have minimal effect on affiliates of Entrx, or on unaffiliated shareholders owning 500 shares or more.

The Company believes that the proposed transaction is fair to the unaffiliated shareholders of Entrx.  Unaffiliated shareholders owning more than 500 shares in any account will not be adversely affected.  Unaffiliated shareholders owning less than 500 shares will be cashed out at a price in excess of the current trailing three-year average market price without having to pay a commission that would otherwise make a sale impractical.  Neither the Company nor any of its directors has retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the proposed transaction or preparing a report as to the fairness of the proposed transaction.

The proposed transaction is subject to the approval of shareholders owning a majority of Entrx’s outstanding shares, including affiliated shareholders.  The Reverse/Forward Stock Split was approved by a majority of members of the board of directors who are not employees of the Company.

We have not sought any report, opinion or appraisal from any third party in connection with the Reverse/Forward Stock Split, nor have we made any provision to grant unaffiliated holders of our common stock access to our corporate files, or to obtain legal counsel or appraisal services at the expense of the Company.

Negative Aspects of the Reverse/Forward Stock Split

Shareholders owning less than 500 shares should consider the following negative aspects of the Reverse/Forward Stock Split:

o	The Cash-Out Price we pay for the fractional shares will be less than Entrx’s book value, and may be less than the market price on the Effective Date.

o	You will no longer be entitled to vote as a shareholder of Entrx.

o	You will no longer be entitled to share in any assets, earnings or dividends in Entrx.

o	You will no longer be entitled to the receipt of proxy statements or other information material provided by Entrx to its shareholders.

Shareholders owning 500 shares or more should consider the following negative aspects of the Reverse/Forward Stock Split:

o
While we do not intend to do so, following the Reverse/Forward Stock Split, we could terminate our registration under the Securities Exchange Act of 1934, in which case we would no longer be required to provide you with information regarding the Company through the filing of proxy statements, periodic reports and other reports required to be filed with the Securities and Exchange Commission.

Effect on Shareholders

If approved by shareholders at the Meeting and implemented by the Board, the Reverse/Forward Stock Split will affect Entrx shareholders as follows:

Shareholder before completion of the Reverse/Forward Stock Split	Net effect after completion of the Reverse/Forward Stock Split
Registered shareholders holding 500 or more shares of common stock.	None. These shareholders will end up holding the same number of shares that they held prior to the Reverse Stock Split.

Registered shareholders holding fewer than 500 shares of common stock.	Shares will be converted into the right to receive cash (see "Fairness of the Reverse/Forward Stock Split" at page 15).

Shareholders holding common stock in street name through a nominee (such as a bank or broker).
In connection with the Reverse/Forward Stock Split Entrx intends to treat shareholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees.

Since we are not aware of any affiliates of Entrx who own less than 500 shares, there will be no difference between the effect that the Reverse/Forward Stock Split will have on affiliates as compared to non-affiliates.  See “Effect of the Reverse/Forward Stock Split on Entrx Shareholders – Affiliates” on page 13.

Reasons for the Reverse/Forward Stock Split

The Board recommends that shareholders approve the Reverse/Forward Stock Split transaction described herein for the following reasons. These, and other reasons, are described in detail under "Background and Purpose of the Reverse/Forward Stock Split" below.

Issue	Solution
Entrx has a large number of shareholders.  Specifically, of the approximately 2,350 shareholders, approximately 1,500 own less than 500 shares and approximately 600 own less than 100 shares.  Continuing to maintain accounts for these shareholders, including costs associated with required shareholder mailings, will cost Entrx approximately $8,000 per year.
The Reverse/Forward Stock Split will reduce the number of shareholders which own relatively few shares, resulting in a cost saving to Entrx.

In many cases it is relatively expensive for shareholders with fewer than 500 shares to sell their shares on the open market.
The Reverse/Forward Stock Split cashes out shareholders with small accounts without transaction costs such as brokerage fees. However, if these shareholders do not want to cash out their holdings of common stock, they may purchase additional shares on the open market to increase the number of shares of common stock in their account to at least 500 shares, or if applicable, consolidate/transfer their accounts into an account with at least 500 shares of common stock.

We have noted that shareholders who have a negligible financial interest in Entrx do not follow their investment closely, and their shares are often escheated to the various states.
The Reverse/Forward Stock Split will leave a shareholder base which has a greater incentive to focus their attention on Entrx and their shareholdings, and avoid the escheating of shares held by shareholders with a minimal financial interest.

Since we are effecting a 500-for-one Forward Stock Split immediately after the Reverse Stock Split, outstanding certificates for shares of our common stock will continue to reference the correct number of shares.  There will be no need to submit outstanding certificates representing 500 shares or more of our common stock for new certificates.

The Board considered a tender offer for shares held by shareholders owning less than 500 shares, but rejected that alternative as being too expensive and likely to be ineffective, as few shareholders owning small amounts of shares would respond to such an offer.  We made a substantially identical proposal for a Reverse/Forward Stock Split at a shareholders meeting on January 28, 2008.  We failed to get enough shareholders to vote in favor of the proposal to get the required affirmative vote of a majority of the outstanding shares.  We believe that this was because of a lack of understanding of the proposal, the short time between the mailing of the proxy statement and the date of the meeting, and general shareholder and broker/dealer apathy.  We are attempting to provide more notice, and to contact many of our shareholders by telephone or in person, urging them to vote on the proposals as presented in this Proxy Statement.

Structure of the Reverse/Forward Stock Split

The Reverse/Forward Stock Split requires approval of two successive amendments to Entrx’s Restated and Amended Certificate of Incorporation, the first of which effects a reverse stock split, and the second of which effects a forward stock split of the common stock.  Each proposed amendment will be voted on separately, but only will be deemed to be approved and become effective if both are approved by the shareholders.  If the Reverse/Forward Stock Split transaction is approved by shareholders and implemented by the Board, the Reverse Stock Split is expected to occur at 6:00 p.m. eastern daylight time on the Effective Date and the Forward Stock Split is expected to occur at 6:01 p.m. eastern daylight time on the Effective Date. Upon consummation of the Reverse Stock Split, each registered shareholder on the Effective Date will receive one share of common stock for each 500 shares of common stock held in his or her account at that time. If a registered shareholder holds at least 500 shares of common stock in his or her account, any fractional share in such account will not be cashed out after the Reverse Stock Split and the total number of shares held by such holder will not change as a result of the Reverse/Forward Stock Split. Any registered shareholder who holds fewer than 500 shares of common stock in his or her account at the time of the Reverse Stock Split (also referred to as a "Cashed-Out Shareholder") will receive a cash payment instead of fractional shares. This cash payment has been determined as described below under "Fairness of the Reverse/Forward Stock Split" at page 14. Immediately following the Reverse Stock Split, all shareholders who are not Cashed-Out Shareholders will receive 500 shares of common stock for every one share of common stock they held following the Reverse Stock Split. We intend for the Reverse/Forward Stock Split to treat shareholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. Accordingly, we also refer to those street name holders who receive a cash payment instead of fractional shares as "Cashed-Out Shareholders." However, nominees may have different procedures, and shareholders holding shares in street name should contact their nominees.

In general, the Reverse/Forward Stock Split can be illustrated by the following examples:

Hypothetical Scenario	Result
Mr. Anderson is a registered shareholder who holds 400 shares of common stock in his account immediately prior to the Reverse/Forward Stock Split.
Instead of receiving a fractional share of common stock after the Reverse Stock Split, Mr. Anderson's shares will be converted into the right to receive cash. Applying the Cash-Out Price of $0.35 per share, Mr. Anderson would receive $140 ($0.35 x 400 shares).

Note: If Mr. Anderson wants to continue his investment in Entrx, he can, prior to the Effective Date, buy at least 100 more shares and hold them in his account with the 400 shares he already has, giving him 500 shares. Mr. Anderson would have to act far enough in advance of the Reverse/Forward Stock Split so that the purchase is completed and the additional shares are credited in his account by the close of business (eastern standard time) on the Effective Date.

Hypothetical Scenario	Result
Ms. Smith has two separate record accounts. As of the Effective Date, she holds 300 shares of common stock in one account and 400 shares of common stock in the other. All of her shares are registered in her name only.

As described above, Ms. Smith will receive cash payments equal to the Cash-Out Price of $0.35 per share for her common stock in each record account instead of receiving fractional shares. Accordingly, Ms. Smith would receive two checks totaling $245 (300 x $0.35 = $105; 400 x $0.35 = $140; $105 + $140 = $245).

Note: If Ms. Smith wants to continue her investment in Entrx, she can consolidate or transfer her two record accounts prior to the Effective Date into an account with at least 500 shares of common stock. Alternatively, she can buy at least 200 more shares for the first account and at least 100 more shares for the second account. She would have to act far enough in advance of the Reverse/Forward Stock Split so that the consolidation or the purchase is completed by the close of business (eastern standard time) on the Effective Date.

Mr. Johnson holds 500 shares of common stock as of the Effective Date.	After the Reverse/Forward Stock Split, Mr. Johnson will continue to hold all 500 shares of common stock.

Ms. Jones holds 1,000 shares of common stock in a brokerage account as of the Effective Date.
Entrx intends for the Reverse/Forward Stock Split to treat shareholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures. Ms. Jones should contact her nominees to ascertain the procedure being adopted by that nominee.

Background and Purpose of the Reverse/Forward Stock Split

Entrx has a shareholder base of approximately 2,350 shareholders. This is a relatively large number of shareholders for a company of our size.  As of March 11, 2009, approximately 1,500 holders of our common stock owned fewer than 500 shares. At that time, these 1,500 shareholders represented approximately 64% of the total number of holders of common stock, but held in the aggregate approximately 170,000 shares, or only about 2% of the total number of outstanding shares of common stock.

When we first proposed the Reverse/Forward Stock Split for the Entrx shareholders meeting held on January 28, 2008, and in our previous filings of this proxy statement in preliminary form with the Securities and Exchange Commission, we estimated that we had 4,700 shareholders of record, and projected that approximately 360,000 shares would be cashed out for an aggregate of $126,000.  We have subsequently been informed by our stock transfer agent that the common stock held by approximately 1,050 shareholders has been escheated to various states within the past year.  The laws of the various states provide in some fashion that the property of others held by banks and other entities that has gone unclaimed for some period of time must be turned over (escheated) to the state.  The escheating of shares to the various states occurred presumably because of the inactivity or abandonment of the accounts holding those shares.  The escheated shares are generally consolidated and sold in the open market and thus remain outstanding in the hands of fewer shareholders, who are included in our shareholder base.

In addition, shareholders who hold shares in street name have the option to allow disclosure of their identity to us or to withhold that disclosure.  The number of shares of Entrx held in the disclosing group is approximately the same as those held in the non-disclosing group.  We had previously assumed that the number of shareholders and their relative holdings in those groups would be roughly proportional.   We now know this proportionality does not apply.  The non-disclosing group apparently has significantly fewer shareholders (an estimated 1,300 fewer) including those who own less than 500 shares.

Thus, we believed that our annual savings in meeting and printing costs by the reduction of 3,700 shareholders would be approximately $20,000.  Since we are now proposing to cash out 1,500 shareholders, that savings will be $12,000 less.

Although the cost savings we previously estimated would result from the Reverse/Forward Stock Split ($20,000 with respect to each shareholder meeting) will be less, Entrx still expects to benefit from a cost saving as a result of the Reverse/Forward Stock Split, and the Board of Directors, upon review, has determined to proceed with the Reverse/Forward Stock Split. The cost of administering each registered shareholder's account is the same regardless of the number of shares held in that account. Therefore, Entrx's costs to maintain such small accounts are disproportionately high when compared to the total number of shares involved. In connection with an annual shareholder meeting, each registered and street name shareholder would cost Entrx approximately $5.00, or at least $8,000, for transfer agent and other administrative fees as well as printing and postage costs to mail proxy materials and the annual report.  We expect that these costs will only increase over time.

Moreover, the Reverse/Forward Stock Split will provide shareholders with fewer than 500 shares of common stock with a cost-effective way to cash out their investments, because Entrx will pay all transaction costs in connection with the Reverse/Forward Stock Split. Otherwise, shareholders with small holdings would likely incur brokerage fees which are disproportionately high relative to the market value of their shares if they wanted to sell their stock. The Reverse/Forward Stock Split will eliminate these problems for most shareholders with small holdings.

In light of these disproportionate costs, the Board believes that it is in the best interests of Entrx and its shareholders to eliminate the administrative burden and costs associated with such small accounts, and to provide our less-than-500-share shareholders a way of disposing of their shares on an economical basis.

The estimated cost of effecting the Reverse/Forward Stock Split, including the cost of soliciting proxies, legal fees and stock transfer fees, is $44,000 (not counting the amount we will pay for fractional shares).  We estimate printing and mailing costs, including the amount charged to us by our stock transfer agent, will be approximately $18,000, that our legal fees will be approximately $15,000, that our solicitation costs (primarily our agreement with The Altman Group discussed on page 1 of this Proxy) will be approximately $10,000, and that the administrative costs related to the redemption of the shares held by Cashed-Out Shareholders will be approximately $1,000.  The total estimated cost of the Reverse/Forward Stock Split, therefore, including the amount we pay for fractional shares, which was estimated to be $170,000, is now reduced to $104,000, approximately $20,000 of which has already been expended.  These costs will be paid out of Entrx’s existing cash.

None of our executive officers, directors or affiliates that own any shares of our common stock own less than 500 shares, and none of them will accordingly be cashed out.

If the proposed Reverse/Forward Stock Split is not passed or implemented, Entrx may in the future pursue alternative methods of reducing its shareholder base, including odd-lot tender offers and programs to facilitate sales by shareholders of odd-lot holdings. However, there can be no assurance that Entrx will decide to pursue any such transaction.

Effect of the Reverse/Forward Stock Split on Entrx Shareholders

Registered Shareholders with Fewer Than 500 Shares of Common Stock:

If we complete the Reverse/Forward Stock Split and you are a Cashed-Out Shareholder (i.e., a shareholder holding fewer than 500 shares of common stock in any account immediately prior to the Reverse Stock Split):

o	You will not receive fractional shares of stock as a result of the Reverse Stock Split in respect of your shares being cashed out.

o	Instead of receiving fractional shares, you will receive a cash payment in respect of your affected shares. See "Fairness of the Reverse/Forward Stock Split" at page 15.

o
After the Reverse Stock Split, you will have no further interest in Entrx with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a shareholder or share in Entrx's assets, earnings, or profits or in any dividends paid after the Reverse Stock Split. In other words, you will no longer hold your cashed-out shares, you will have only the right to receive cash for these shares. In addition, you will not be entitled to receive interest with respect to the period of time between the Effective Date and the date you receive your payment for the cashed-out shares.

o	You will not have to pay any service charges or brokerage commissions in connection with the Reverse/Forward Stock Split.

o
As soon as practicable after the time we effect the Reverse/Forward Stock Split, you will receive a payment for the cashed-out shares you held immediately prior to the Reverse Stock Split in accordance with the procedures described below.

If You Hold Book-Entry Shares:

o
Most of Entrx's registered shareholders hold their shares in book-entry form under the Direct Registration System for securities. These shareholders do not have stock certificates evidencing their ownership of common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

o
If you are a Cashed-Out Shareholder who holds registered shares in a book-entry account, you do not need to take any action to receive your cash payment. A check will be mailed to you at your registered address as soon as practicable after the Effective Date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.

If You Hold Certificated Shares:

o
If you are a Cashed-Out Shareholder with a stock certificate representing your cashed-out shares, you will receive a transmittal letter as soon as practicable after the Effective Date. The letter of transmittal will contain instructions on how to surrender your certificate(s) to Entrx's transfer agent, American Stock Transfer, for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to American Stock Transfer, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal. For further information, see "Stock Certificates" on page 18.

o	All amounts owed to you will be subject to applicable federal income tax and state abandoned property laws.

o	You will not receive any interest on cash payments owed to you as a result of the Reverse/Forward Stock Split.

NOTE: If you want to continue to hold common stock after the Reverse/Forward Stock Split, you may do so by taking either of the following actions far enough in advance so that it is completed by the Effective Date:

(1) purchase a sufficient number of shares of common stock on the open market so that you hold at least 500 shares of common stock in your account prior to the Reverse Stock Split; or

(2) if applicable, consolidate your accounts so that you hold at least 500 shares of common stock in one account prior to the Reverse Stock Split.

Registered Shareholders with 500 or More Shares of Common Stock:

If You Hold Certificated Stock:

If you are a registered shareholder with 500 or more shares of common stock as of 6:00 p.m. eastern daylight time on the Effective Date, we will first reclassify your shares into one-five hundredth (1/500) of the number of shares you held immediately prior to the Reverse Stock Split. One minute after the Reverse Stock Split, at 6:01 p.m. eastern daylight time, we will reclassify your shares in the Forward Stock Split into 500 times the number of shares you held after the Reverse Stock Split, which will result in you holding the same number of shares you held before the Reverse Stock Split. As a result, the Reverse/Forward Stock Split will not affect the number of shares that you hold if you hold 500 or more shares of common stock immediately prior to the Reverse Stock Split. To illustrate, if we were to effect the 1-for-500 Reverse/500-for-1 Forward Stock Split and you held 1,000 shares of common stock in your account immediately prior to the Reverse Stock Split, your shares would be converted into two shares in the Reverse Stock Split and then back to 1,000 shares in the Forward Stock Split.

If You Hold Shares in Street Name:

Entrx intends for the Reverse/Forward Stock Split to treat shareholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures and shareholders holding common stock in street name should contact their nominees.

Option and Warranty Holders:

If you hold options or warrants to purchase Entrx stock, the Reverse/Forward Stock Split will not affect the number of shares of common stock you may acquire under those options or warrants.

Affiliates:

There is no difference in the effect that the Reverse/Forward Stock Split will have on affiliates of Entrx as compared to non-affiliates, since we are not aware of any affiliates of Entrx owning less than 500 shares of our common stock in any account, those affiliates will be affected in a manner identical to non-affiliates who own more than 500 shares.  In other words, we do not believe that any affiliate of Entrx will be cashed out following the Reverse/Forward Stock Split.  If the Reverse/Forward Stock Split is effected, the change in the interest of the affiliated shareholders of Entrx in Entrx’s net book value and net earnings will be immaterial.  For example, if the Reverse/Forward Stock Split is effected, the estimated ownership of outstanding shares of Peter L. Hauser, who owns the largest number of Entrx’s shares, would have increased from 12.6% to 12.8%.  The estimated increase in his per share book value at December 31, 2008 would have increased from $0.883 to $0.896, or from $686,744 to $696,163, in the aggregate.  Mr. Hauser’s estimated share of net income for the year ended December 31, 2008 would have increased from $25,919 to $26,508.  No other affiliate owns over 2% of Entrx’s outstanding common stock.  None of our officers or directors own less than 500 shares; accordingly, none of them will receive any cash pay-out.

Financial Information

The following summary financial information is derived from our audited consolidated balance sheets at December 31, 2007 and December 31, 2008:

	December 31, 2008	December 31, 2007

Current Assets	$16,936,256	$15,688,122
Noncurrent Assets	38,416,601	30,010,494
Current Liabilities	10,446,095	10,285,865
Noncurrent Liabilities	38,140,602	29,132,470

The total shareholders' equity as of December 31, 2008, was $6,766,160 and the book value per share was $0.88.

The following summary financial information is derived from our audited consolidated income statements for the years ended December 31, 2007 and December 31, 2008:

	December 31, 2008	December 31, 2007

Gross Revenues	$27,846,507	$22,358,764
Contract Costs and Expenses	22,847,031	18,352,750
Gross Margin	4,999,476	4,006,014
Net Income	255,370	622,116

Net Income Per Share of Common Stock (basic and diluted)	$0.03	$0.08

The ratio of earnings to fixed charges for the years ended December 31, 2007 and December 31, 2008, was 64.1 and 33.9, respectively.  Fixed charges includes only interest.

Reference is made to our Form 10K annual report for 2008, filed with the Securities and Exchange Commission, for a full presentation of our financial statements, starting on page 23 of that document.

The impact of the Reverse/Forward Stock Split on the income statement for the year ended December 31, 2007, assuming that the Reverse/Forward Stock Split occurred on January 1, 2007, would be to decrease by approximately 170,000 the weighted average number of common shares, basic and diluted, to 7,551,065.  There would be no other changes to any income statement amounts.

The impact of the Reverse/Forward Stock Split on the December 31, 2008 balance sheet, of the Company, assuming that the Reverse/Forward Stock Split occurred on December 31, 2008, would be to decrease by $60,000 (not including estimated expenses of $44,000) the balances of cash and cash equivalents, total current assets and total assets, to $2,018,666, $16,876,256 and $55,292,857, respectively.   Additional paid-in capital, total shareholders’ equity and total liabilities and shareholders’ equity would also be reduced by $60,000, to $69,771,881, $6,706,160 and $55,292,857, respectively.  There would be no change to any other balance sheet amounts.

The impact of the Reverse/Forward Stock Split on the income statement for the year ended December 31, 2008, assuming that the Reverse/Forward Stock Split occurred on January 1, 2008, would be to decrease by 170,000 the weighted average number of common shares, basic and diluted, to 7,483,196.  There would be no other changes to any income statement amounts.

Fairness of the Reverse/Forward Stock Split

General

Our Board of Directors and management believe that the Reverse/Forward Stock Split is fair to all of our shareholders who are not considered affiliates of Entrx by reason of positions of control, including those who are being cashed out and those who are not being cashed out.  This belief was not altered by discovering that we had approximately 2,350 shareholders as opposed to 4,700 shareholders (see “Background and Purpose of Reverse/Forward Stock Split”).

Cashed-Out Shareholders

Based upon the Cash-Out Price of $0.35, a shareholder owning 499 shares would receive $174.65, without paying a commission.  Most of the shareholders to be cashed out own substantially less than 500 shares; many of them own only one share.  This is an opportunity for shareholders with small holdings to obtain the value of the shares without payment of a commission, which would, in many cases, equal or exceed the value of the shares.  If a shareholder does not want to be cashed out, for a relatively small amount of money (less than $0.20 per share at the market price as of the date of this Proxy Statement) he or she can acquire additional shares to bring their holdings to 500 shares or greater.

We have reported earnings of $622,000, or $0.08 per share, for 2007, and $255,370, or $0.03 per share, for 2008.

Our historical net income (loss) since 2003 are as follows:

Year	Net Income (Loss)	Per Share
2008	$255,370	$0.03
2007	622,000	0.08
2006	2,052,000	0.26
2005	(1,743,000)	(0.23)
2004	611,000	0.08
2003	(3,006,000)	(0.41)

Significant swings in our profits and losses over the past approximately six years have often been greatly influenced by events outside of normal day-to-day operations, such as profit recorded upon the sale of our office and manufacturing facilities in 2006.  Nevertheless, our earnings history has been erratic, and may be an unreliable criterion by which to measure the value of our common stock.

The Company has not paid any dividends during the past five years, and at this time has no plan to do so.  The Company’s ability to declare a dividend is restricted only to the extent of its cash on hand and the board of directors’ determination of the best use of that cash.

Entrx Corporation common stock is traded sporadically over the counter, and bid and asked quotations, as well as transactions, are reported in the pink sheets.  The market price has apparently consistently recognized the foregoing limitation, as the high bid for our common stock has not exceed $0.47 for at least the last few years.  The high and low closing bid quotations, as reported in the pink sheets for each quarter since January 1, 2007, are as follows:

	High Bid	Low Bid
2007
1st Quarter	0.47	0.16
2nd Quarter	0.34	0.17
3rd Quarter	0.38	0.16
4th Quarter	0.46	0.28
2008
1st Quarter	0.42	0.25
2nd Quarter	0.32	0.21
3rd Quarter	0.30	0.21
4th Quarter	0.28	0.115

In establishing the Cash-Out Price of $0.35 per share, we have primarily taken into consideration the historical market price of our common stock.  When Entrx presented a substantially identical proposal to the shareholders of Entrx in January 2008, the price of its common stock had reached $0.35 per share on only four days; two in August 2006 and two in September 2006, during the previous two calendar years of 2006 and 2007.  At that time the Board of Directors felt that that the highest closing bid price of the previous two years was more than fair to the cashed-out shareholders.  In resubmitting this proposed Reverse/Forward Stock Split to the shareholders, Entrx’s management and the Board of Directors again reviewed the historical market price of Entrx’s common stock, and observed for the past two years that the closing per-share bid price ranged from $0.115 to $0.47.  Since January 1, 2007, the closing bid price was over $0.35 per share on about 50 trading days, and under $0.20 per share on over 150 trading days during the same period.  The closing bid price has not exceeded $0.35 since January 2008, when there was a short term rise in that bid price.  At the close of business on March 24, 2009, the closing bid price of our common stock was $0.145 per share.  The 52-week price range of our common stock, ending on December 31, 2008, was $0.115 to $0.42.

Entrx’s management and Board of Directors also considered Entrx’s per share book value of approximately $0.82 on December 31, 2007, and approximately $.88 on December 31, 2008.  If Entrx were liquidated, it is unlikely that this amount, or even a substantial portion, would be available for distribution to shareholders.  It is highly likely that liquidation would involve a bankruptcy proceeding because of Entrx’s large potential asbestos-related liability, the involvement of our insurers, and the need to have those asbestos-related cases litigated, administered and funded.

Entrx’s management believes that the value of Entrx as a going concern, as well as the market price for its shares, is significantly and adversely affected by its asbestos-related liabilities.  Our estimated liability for currently active and potential future asbestos-related injury cases as of September 30, 2008, was $30,750,000.  We revised our estimate of our liability at December 31, 2008, to $45,250,000, as the result of adverse claim developments during 2008.  This estimate is continually subject to review as asbestos-related cases are commenced and administered, and is subject to uncertainty.  While Entrx’s management continues to believe, even in light of an increase in our estimated liability, that it has adequate insurance to cover current and future asbestos-related liabilities, such coverage cannot be assured, and a potential buyer would likely materially discount the price of Entrx as a going concern.

Based upon the foregoing, the Board of Directors established $0.35 per share as the cash-out price, and continues to believe that price to be a fair value for the Entrx shares in payment to the cashed-out shareholders.

We have not structured the vote on the Reverse/Forward Stock Split requiring a vote of a majority of the shares held by unaffiliated shareholders (in this case, shareholders who are not officers or directors of Entrx).  The interests of the affiliated and non-affiliated shareholders who are not being cashed out under the proposed Reverse/Forward Stock Split are substantially identical and, since each proposal to amend Entrx’s Restated and Amended Certificate of Incorporation requires the affirmative vote of shareholders owning a majority of the outstanding shares, excluding the vote of affiliates would make passage of the proposed Reverse/Forward Stock Split extremely unlikely, particularly given the historical lack of interest demonstrated by past shareholder voting patterns.

We continually seek ways to increase shareholder value.  If any of our attempts to do so prove successful, a cashed-out shareholder will not be able to participate in that success unless he or she subsequently acquires shares of Entrx.  On the other hand, there is no assurance that we will be successful in such attempts.

The proposed Reverse/Forward Stock Split was approved by all three of the members of the Board of Directors who are not employees of Entrx.

Neither the Company nor any of its directors has retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the proposed transaction or preparing a report as to the fairness of the proposed transaction.

Shareholders Who Are Not Cashed-Out

Unaffiliated shareholders owning 500 shares or more of our common stock are not adversely affected financially.  The Cash-Out Price is anti-dilutive in terms of Entrx’s book value.  There is no materially adverse financial consequence to Entrx which would affect the value of our continuing shareholders’ shares.  Trading volume in our stock is unlikely to be affected, as we believe that trading in blocks of less than 500 shares represents only a small fraction of our trading volume.

While we do not intend to apply for deregistration under the Securities Exchange Act of 1934, if we were to do so, we would not be obligated to provide our continuing shareholders with information as mandated under the Securities Exchange Act.  See “Effect of the Reverse/Forward Stock Split on Entrx” below.

The ability of management or other shareholders owning more than 5% of our outstanding common stock to exercise control by an increased percentage ownership interest in Entrx will not be meaningfully enhanced.  The percentage ownership of our outstanding common stock by our executive officers, directors and director nominees as a group will increase only from 15.9% to 16.2%.  See “Common Stock Ownership” below.

Effect of the Reverse/Forward Stock Split on Entrx

It is currently estimated that following the Reverse/Forward Stock Split, Entrx will have between 800 and 900 common stock shareholders, approximately 53 of whom will be of record.  Section 12(g)(4) of the Securities Exchange Act of 1934 provides that the Company can terminate its registration under that Act upon the filing of a certificate with the Securities and Exchange Commission stating that it has less than 300 shareholders of record.  Upon such termination, our obligations under the Securities Exchange Act of 1934, including our obligations to file publicly available periodic reports with the Securities and Exchange Commission and to provide our shareholders with proxy statements prior to shareholder meetings, would cease.  We do not intend to terminate our registration under the Securities Exchange Act in the near future.

On March 11, 2009, there were 7,656,147 shares of common stock issued and outstanding.  The number of shares of authorized shares of common stock will not change as a result of the Reverse/Forward Stock Split. On the other hand, the total number of outstanding shares of common stock will be reduced by the number of shares held by the Cashed-Out Shareholders immediately prior to the Reverse Stock Split.

The total number of shares that will be cashed-out and the total cash to be paid by Entrx is unknown at this time; we estimate, however, that 170,000 shares may be cashed out, and that the cash payments that will be paid to Cashed-Out Shareholders, including both registered and street name holders, will be approximately $60,000.  The actual amounts will depend on the number of Cashed-Out Shareholders on the Effective Date, which may vary from the number of such shareholders on March 11, 2009.  Payment for the shares of Cashed-Out Shareholders will come out of our cash reserves.  All shares acquired will be held in treasury and eventually retired.

The par value of the common stock will remain at $.10 per share after the Reverse/Forward Stock Split.

Stock Certificates

The Reverse/Forward Stock Split will not affect any certificates representing shares of common stock held by registered shareholders owning 500 or more shares of common stock immediately prior to the Reverse Stock Split. Old certificates held by any of these shareholders will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate.

Any Cashed-Out Shareholder with share certificates will receive a letter of transmittal after the Reverse/Forward Stock Split is completed. These shareholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to Entrx's transfer agent, American Stock Transfer, before they can receive cash payment for those shares.

Certain Federal Income Tax Consequences

We have summarized below certain federal income tax consequences to Entrx and shareholders resulting from the Reverse/Forward Stock Split. This summary is based on U.S. federal income tax law existing as of the date of this Proxy Statement, and such tax laws may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many shareholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other shareholders may also be subject to special tax rules, including but not limited to: shareholders who received common stock as compensation for services or pursuant to the exercise of an employee stock option, or shareholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets under the Code. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

We believe that the Reverse/Forward Stock Split will be treated as a tax-free "recapitalization" for federal income tax purposes. Accordingly, the Reverse/Forward Stock Split will not result in any material federal income tax consequences to Entrx.

Federal Income Tax Consequences to Shareholders Who Are Not Cashed Out by the Reverse/Forward Stock Split

If you (1) continue to hold common stock immediately after the Reverse/Forward Stock Split, and (2) receive no cash as a result of the Reverse/Forward Stock Split, you will not recognize any gain or loss in the Reverse/Forward Stock Split and you will have the same adjusted tax basis and holding period in your common stock as you had in such stock immediately prior to the Reverse/Forward Stock Split.

Federal Income Tax Consequences to Cashed-Out Shareholders

If you receive cash as a result of the Reverse/Forward Stock Split, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold common stock immediately after the Reverse/Forward Stock Split, as explained below.

Shareholders Who Exchange All of Their Common Stock for Cash as a Result of the Reverse/Forward Stock Splits

If you (1) receive cash in exchange for a fractional share as a result of the Reverse/Forward Stock Split, (2) do not continue to hold any common stock immediately after the Reverse/Forward Stock Split, and (3) are not related to any person or entity which holds common stock immediately after the Reverse/Forward Stock Split, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

If you are related to a person or entity who continues to hold common stock immediately after the Reverse/Forward Stock Split, you will recognize gain in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend," or (2) is a "substantially disproportionate redemption of stock," as described below.

o
"Not Essentially Equivalent to a Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in Entrx resulting from the Reverse/Forward Stock Split is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.  In consultation with your own tax advisor, you should determine whether that Internal Revenue Service ruling would, or would not, apply given your particular facts and circumstances.

o
"Substantially Disproportionate Redemption of Stock." The receipt of cash in the Reverse/Forward Stock Split will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of common stock owned by you immediately after the Reverse/Forward Stock Split is less than 80% of the percentage of shares of common stock owned by you immediately before the Reverse/Forward Stock Split.

In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. If the taxable amount is not treated as capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of Entrx's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain.

Shareholders Who Both Receive Cash and Continue to Hold Common Stock Immediately After the Reverse/Forward Stock Splits

If you both receive cash as a result of the Reverse/Forward Stock Split and continue to hold common stock immediately after the Reverse/Forward Stock Split, you generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of aggregate fair market value of your shares of common stock plus the cash received over your adjusted tax basis in the shares, or (2) the amount of cash received in the Reverse/Forward Stock Split. In determining whether you continue to hold common stock immediately after the Reverse/Forward Stock Split, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of common stock held immediately after the Reverse/Forward Stock Split will be equal to your aggregate adjusted tax basis in your shares of common stock held immediately prior to the Reverse/Forward Stock Split, increased by any gain recognized in the Reverse/Forward Stock Split, and decreased by the amount of cash received in the Reverse/Forward Stock Split.

Any gain recognized in the Reverse/Forward Stock Split will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend" with respect to you, or (2) is a "substantially disproportionate redemption of stock" with respect to you. (Each of the terms in quotation marks in the previous sentence is discussed above under the heading "Shareholders who Exchange all of their common stock for Cash as a Result of the Reverse/Forward Stock Split.") In applying these tests, you may possibly take into account sales of shares of common stock that occur substantially contemporaneously with the Reverse/Forward Stock Split. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of Entrx's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain.

The preceding summary was not intended or written to be used, and cannot be used, for the purpose of avoiding any tax penalties.  It is intended to provide general information in support of the Board of Directors’ recommendation to effect the Reverse/Forward Stock Split.  You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the Reverse/Forward Stock Split, in light of your specific circumstances.

Appraisal Rights

Shareholders do not have appraisal rights under Delaware state law or under Entrx's Restated and Amended Certificate of Incorporation or By-laws in connection with the Reverse/Forward Stock Split.

Reservation of Rights

We, through Board action, reserve the right to abandon the Reverse/Forward Stock Split without further action by our shareholders at any time before the filing of the necessary amendments to Entrx's Restated and Amended Certificate of Incorporation with the Delaware Secretary of State, even if the Reverse/Forward Stock Split has been authorized by our shareholders at the Special Meeting, and by voting in favor of the Reverse/Forward Stock Split you are expressly also authorizing us to determine not to proceed with the Reverse/Forward Stock Split if we should so decide.  If the Board determines to abandon the Reverse/Forward Stock Split, we will file a Form 8K with the United States Securities and Exchange Commission on or prior to May 8, 2009 announcing such abandonment.

Board of Directors’ Recommendation

The Board of Directors Recommends That You Vote for the Proposals to Amend the Restated and Amended Certificate of Incorporation of Entrx Corporation to Effect the Reverse/Forward Stock Split.  Each executive officer and member of the Board of Directors has expressed an intent to vote in favor the Reverse/Forward Stock Split.

OFFICERS AND DIRECTORS

Peter L. Hauser.  Peter L. Hauser is the Company’s Chief Executive Officer, a director and the beneficial owner of 12.6% of the Company’s common stock.  Mr. Hauser’s business address is Entrx Corporation, 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402, and his telephone number is 612-333-0614.  Mr. Hauser has been the president and chief executive officer of Entrx Corporation since October 2004, and devotes approximately one-third of his working time to such office.  In July 2008, Mr. Hauser founded, and is the owner of, Standard Health, Inc., with offices in St. Paul, Minnesota.  Standard Health, Inc. engages in the marketing of a proprietary software system called HealthAccountPro™, for health care claim administration and accounting serving the consumer-driven health care plans through third-party health care administrators, for unions and self-directed corporate health care plans.  Mr. Hauser was a founder, and was the principal owner and chairman of the board of directors, of Health Care Financial Solutions, Inc., from March 2003 until July 2008.  Healthcare Financial Solutions, Inc., with its office located in St. Paul, Minnesota, was engaged in the development and marketing of the software system now being marketed by Standard Health, Inc.  From 1967 until June 2003, Mr. Hauser was engaged in the securities brokerage industry.  During that period, from 1977 through April 2003, Mr. Hauser was employed at Equity Securities Trading Co., Inc., a Minneapolis, Minnesota-based securities brokerage firm (now known as The Oak Ridge Financial Group, Inc.), where he acted as a vice president and a principal beginning in 1993.  Mr. Hauser was an account executive at Feltl & Company, a Minneapolis, Minnesota securities brokerage firm, from April 2003 until June 2003, at which time he retired from the securities industry.  From 1993 until 2003, Mr. Hauser was a member of the board of directors of GelStat Corp. (OTCBB: GSAC.OB), (formerly called “Developed Technology Resources, Inc.”), which was previously engaged in various enterprises in the former Soviet Union, including the distribution of airport security equipment and the manufacture and distribution of dairy products and snack foods.  By 2003, GelStat Corp. had disposed of all of its assets relating to its former Soviet Union enterprises, and began engaging in the domestic production and distribution of over-the-counter, non-prescription health care products.

Brian D. Niebur.  Brian D. Niebur is the Company’s Chief Financial Officer.  Mr. Niebur’s business address is Entrx Corporation, 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402, and his telephone number is 612-333-0614.  Mr. Niebur has been employed part time by Entrx as its treasurer and chief financial officer since February 2002.  Mr. Niebur has a Bachelor of Arts degree in accounting and is a certified public accountant (inactive).  Since July 2000, Mr. Niebur has acted as a vice president and controller for Wyncrest Capital, Inc. located at 800 Nicollet Mall Suite 2690 Minneapolis, Minnesota 55402, a privately held venture capital firm.  Mr. Niebur’s primary duties for Wyncrest Capital, Inc. have been to act as chief financial officer and a director for Spectre Gaming, Inc. (OTCBB:  SGMG), in which Wyncrest Capital, Inc. had made an equity investment, from January 2003 until November 2005.  Spectre Gaming, Inc. was engaged in the business of developing and marketing electronic gaming systems for the Native American gaming market.  Mr. Niebur’s duties for Wyncrest Capital, Inc. also included acting from January 2005 until March 2007 as Chief Financial Officer and Secretary of Ready Credit Corporation (Pink Sheets: RCTC), another corporation in which Wyncrest Capital, Inc. has an investment, with offices in Minneapolis, Minnesota, and from January 2005 until May 2008 as a member of the board of directors of Ready Credit Corporation.

David R. Trueblood.  David R. Trueblood was elected as President of Entrx’s wholly owned subsidiary, Metalclad Insulation Corporation, on February 1, 2007.  Mr. Trueblood has been employed by Metalclad Insulation Corporation since November 1993, in various capacities.  Immediately prior to his appointment as President, Mr. Trueblood served as project manager, bidding upon, securing and managing a number of Metalclad’s most important projects.

Joseph M. Caldwell.  Joseph M. Caldwell is a director of the Company.  Mr. Caldwell’s business address is US Internet, 12450 Wayzata Blvd., Suite 121, Minnetonka, Minnesota 55305, and his 952-253-3200.  Mr. Caldwell founded US Internet Corporation in March 1995, and since that date has served on its board of directors.  From March 1995 to May 2000 Mr. Caldwell was the chief executive officer of US Internet Corporation.  In June 2005 he became the Vice President of Marketing for US Internet Corporation, a position he currently holds.  US Internet Corporation is a privately held Internet service provider, providing services in over 1,300 cities nationwide and over 110 cities internationally, with its principal office at 12450 Wayzata Blvd, #121, Minnetonka, Minnesota, 55305.  From April 2002 until June 2005, Mr. Caldwell was the chief executive officer of Marix Technologies, Inc., and beginning in May, 2000, a member of its board of directors.  Marix Technologies, Inc. was a privately held company based in Minneapolis, Minnesota that developed and marketed software designs to facilitate and control offsite access to software applications and information.

E. Thomas Welch.  E. Thomas Welch is a director of the Company.  Mr. Welch’s business address is BNC National Bank, 333 South Seventh Street, Suite 150, Minneapolis, Minnesota  55402, and his telephone number is 612-305-2201.  Mr. Welch has been the president of BNC National Bank at its Minneapolis, Minnesota office, since April 2005.  BNC National Bank, with corporate offices in Phoenix, Arizona, conducts banking business through 21 banks located in North Dakota, Minnesota and Arizona.  Mr. Welch was a Managing Director of the U. S. Trust Company, located at 730 2nd Ave South,  # 1400, Minneapolis, Minnesota 55402, from April 2001 until March 2005, where he was primarily responsible for financial, risk management, compliance and fiduciary matters.  U.S. Trust Company was engaged nationally in the trust, asset management, investment and banking business.  From 1984 until April 2001, Mr. Welch was employed by Resource Trust Company, in Minneapolis, Minnesota, where he acted as the president from 1988 to April 2001, in charge of private banking, trust investment and corporate matters. Resource Trust Company and its principal affiliated companies were acquired by U.S. Trust Company in April 2001.  Mr. Welch has a Bachelor’s degree in accounting and a J.D. degree in law.

David E. Cleveland.  David E. Cleveland is a director of the Company.  Mr. Cleveland’s address is W3195 Soholt Road, Sarona, WI 54870 and his business telephone number is 612-333-0164.  Mr. Cleveland was chairman of the Board of Associated Bank of Minnesota, located at 1801 Riverside Avenue, Minneapolis, Minnesota 55454, from March 2001 until April 2004, and President of the Board of that bank from March 13, 2000 until January 2001.  From March 1987 until March 2000, Mr. Cleveland was President of the Riverside Bank, in Minneapolis, Minnesota.  From April 1969 until March 1987, Mr. Cleveland served consecutively as President of State Bank of Hudson, Hudson, Wisconsin, Riverside Community State Bank, Minneapolis, and Resources Bank & Trust, Minneapolis.  Mr. Cleveland has been retired since April 2004.

None of the above persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors).  None of the above persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining any of them from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.  Each of the above persons is a citizen of the United States.  Each officer and director of the Company has indicated that he intends to vote his shares, including the shares for which he may hold a proxy, in favor of the Reverse/Forward Stock Split, believing it to be in the best interests of all of the shareholders, including the shareholders being cashed out.

COMMON STOCK OWNERSHIP

Share Ownership of Officers and Directors

The following table sets forth certain information as of March 11, 2009, with respect to the shares of common stock beneficially owned by: (i) each director; (ii) each executive officer; and (iii) all current executive officers (regardless of salary and bonus level) and directors as a group. The table also reflects the percentage of outstanding shares beneficially owned in each case, and the pro forma percentage which would be owned as if the Reverse/Forward Stock Split was effected on March 11, 2009.  The address for each shareholder is 800 Nicollet Mall, Suite 2690, Minneapolis, MN 55402, except for Mr. Trueblood, whose address is 1818 Rossyln Avenue, Fullerton, CA 92831.  Unless otherwise indicated, the shareholders listed in the table below have sole voting and investment powers with respect to the shares indicated:

Name of Beneficial Owner	Position	Number of Common Shares Beneficially Owned		Percentage of Outstanding Shares(7)	Pro Forma Percentage of Outstanding Shares (7)(8)
Peter L. Hauser	Chief Executive Officer and Director	987,075	(1)	12.6	12.8
David E. Cleveland	Director	10,000		*	*
Joseph M. Caldwell	Director	130,000	(2)	1.7	1.7
E. Thomas Welch	Director	65,000	(3)	*	*
Brian D. Niebur	Chief Financial Officer	80,000	(4)	1.0	1.1
David R. Trueblood	President of Metalclad Insulation Corporation, a wholly owned subsidiary of Entrx	7,000	(5)	*	*
All current executive officers and directors, as a group (6 persons)		1,279,075	(6)	15.9	16.2

*	Less than 1%
(1)	Includes 210,000 shares that Mr. Hauser may acquire upon the exercise of outstanding stock options and warrants.
(2)	Includes 90,000 shares that Mr. Caldwell has the right to acquire upon the exercise of outstanding stock options.
(3)	Includes 25,000 shares that Mr. Welch may acquire upon the exercise of outstanding stock options.
(4)	Includes 70,000 shares which Mr. Niebur may acquire upon the exercise of outstanding stock options.
(5)	Includes 7,000 shares which Mr. Trueblood may acquire upon the exercise of outstanding stock options.
(6)	Assumes that each shareholder listed exercised all options available to that person which would vest prior to May 10, 2009.
(7)
The percentage of outstanding shares of common stock as shown in the table above is calculated on 7,656,147 shares outstanding, as of March 11, 2009, plus it assumes in each case that the shareholder exercised all vested options available to that person as of March 11, 2009.

(8)	Assumes the Reverse/Forward Stock Split was effected as of March 11, 2009, and that the number of shares redeemed is 170,000, leaving an estimated 7,486,147 shares outstanding.

Each of the above officers and directors has expressed an intent to vote in favor of the proposed Reverse/Forward Stock Split.

Share Ownership of Certain Beneficial Owners

The following table sets forth the name, address, number of shares of Entrx's common stock beneficially owned, and the percentage of the outstanding shares of common stock such shares represent (both before and after the proposed Reverse/Forward Stock Split), of each person or group of persons, known by Entrx to beneficially own more than 5% of Entrx's outstanding common stock as of March 11, 2009.  Unless otherwise indicated, the shareholders listed in the table below have sole voting and investment powers with respect to the shares indicated:

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Before Reverse/Forward Stock Split Percentage of Outstanding Shares (6)	After Reverse/Forward Stock Split Percentage of Outstanding Shares (6)(7)
Peter L. Hauser 16130 East Cholla Drive Fountain Hills, AZ 85268	987,075	(1)	12.6	12.8

Wayne W. Mills 5020 Blake Road Edina, MN 55436	445,000	(2)	5.8	5.9

Grant S. Kesler 3739 Brighton Point Drive Salt Lake City, UT 84121	764,335	(3)	9.2	9.4

Anthony C. Dabbene 26921 Magnolia Court Laguna Hills, CA 92653	487,200	(4)	6.0	6.1

George W. Holbrook, Jr. 1157 S.W. 30th Street Suite E Box 1938 Palm City, FL 34991	451,615	(5)	5.9	6.0

James R. McGoogan 1157 S.W. 30th Street Suite E Box 1938 Palm City, FL 34991	387,740	(5)	5.1	5.2

Bradley Resources Company 1157 S.W. 30th Street Suite E Box 1938 Palm City, FL 34991	376,255	(5)	4.9	5.0

(1)
Includes 10,000 shares which Mr. Hauser may purchase under currently exercisable options at $0.55 per share, and 200,000 shares which Mr. Hauser may purchase under currently exercisable options at $0.50 per share.

(2)
As reported on a Form 13D/A on February 14, 2008, Mr. Mills owns 225,000 shares held in his Individual Retirement Account, and 50,000 shares which Mr. Mills may purchase under a currently exercisable options at prices ranging from $0.50 to $2.50 per share.

(3)	Includes 620,000 shares which Mr. Kesler may purchase under currently exercisable options at prices ranging from $2.00 to $3.00 per share.
(4)	Includes 450,000 shares which Mr. Dabbene may purchase under currently exercisable options at prices ranging from $2.00 to $3.00 per share.
(5)
As reported in a Form 13-G on January 7, 2005, Messrs. Holbrook and McGoogan own 75,360 and 11,485 shares, respectively, of our common stock and are both partners of Bradley Resources Company with shared voting and dispositive power with respect to the 476,255 shares owned by Bradley Resources Company. Included in the shares owned by Mr. Holbrook is a warrant to purchase 50,000 shares.  Bradley Resources Company, Mr. Holbrook and Mr. McGoogan may be considered to be a “group” as defined under Rule 13d-5 of the Securities Exchange Act of 1934, with the power to vote and dispose of an aggregate of 463,100 shares of our common stock, or 6.0% of our common stock.

(6)
The percentage of outstanding shares of common stock shown in the table above is calculated based upon 7,656,147 shares outstanding as of the close of business March 11, 2009, plus it assumes in each case that the shareholder exercised all options available to that person that would vest within 60 days thereafter.

(7)	Assumes the Reverse/Forward Stock Split was effected as of March 11, 2009, and that the number of shares redeemed is 170,000, leaving an estimated 7,486,147 shares outstanding.

SHAREHOLDER PROPOSALS

Proposals that shareholders may wish to present at the annual meeting of Entrx's shareholders in 2009 must be received by Entrx in writing at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota, 55402, prior to June 1, 2009, in order to be included in the proxy statement and form of proxy relating to that meeting.

Entrx's latest Annual Report on Form 10-K for the year ended December 31, 2008, without the exhibits listed in the Form 10-K, which has been filed with the Securities and Exchange Commission, has been furnished to each shareholder of record as of March 11, 2009, and has been furnished to nominees of street-name shareholders in sufficient quantities to be provided to all beneficial shareholders on approximately March 27, 2009.  If, however, you as a record or beneficial shareholder on the record date did not receive a copy of the Annual Report on Form 10-K, you may request in writing that a copy be mailed to you, making a representation (in the case of a street name shareholder) that you were a beneficial owner of Entrx's shares on the record date.  Upon such request, the Form 10-K Annual Report will be mailed to you without charge.  If you would like a copy of any of the exhibits listed in the Form 10-K Annual Report, we will mail you a copy upon request and upon the payment of $5.00 per document, and $0.25 per page.  All requests should be made in writing and addressed to Brian Niebur, Chief Financial Officer, Entrx Corporation, 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402.

In addition, the Annual Report on Form 10-K for the year ended December 31, 2008, this Proxy Statement and the accompanying Notice of Special Meeting dated March 25, 2009 and form of Proxy, are also available over the internet at www.vfnotice.com/entrxcorporation.

A form of Proxy is enclosed for your use.  Please date, sign and return the Proxy at your earliest convenience.  Prompt return of your Proxy will be appreciated.

PROXY
ENTRX CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors and Management of Entrx Corporation

The undersigned, revoking all prior proxies, hereby appoints Peter L. Hauser and E. Thomas Welch, and each or either of them, as proxies, with full power of substitution, to vote all shares of common stock of Entrx Corporation (the “Company”) which the  undersigned is entitled to vote at the Special Meeting of Shareholders of Entrx Corporation, to be held at the offices of the Company, 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota, on May 4, 2009, at 10:00 a.m. CDT or at any adjournment thereof, and hereby instructs said proxies to vote said shares as specified below:

Reverse Stock Split:
FOR an amendment to the Company’s Restated and Amended Certificate of Incorporation, which will result in a 1-for-500 reverse common stock split and the cash out of shareholders owning less than 500 shares in any account at a price of $0.35 per share.

AGAINST: Check the box below only if you wish to vote Against the amendment to effect a reverse stock split. ☐
Forward Stock Split:
FOR an amendment to the Company’s Restated and Amended Certificate of Incorporation, which will be effective one minute after the 1-for-500 reverse common stock split, that will result in a 500-for-1 share forward common stock split, which will restore the number of shares held in any account and which are not cashed out, to the number held prior to the reverse common stock split

AGAINST: Check the box below only if you wish to vote Against the amendment to effect a forward stock split. ☐
To vote by telephone, you must call 800-776-9437 on weekdays between the hours of 8:00 a.m. and 3:30 p.m. CDT, prior to May 1, 2009.  You should have this proxy available when you call so that you can be properly identified.

If either proposed amendment to effect a reverse stock split or to effect a forward stock split fails to receive the affirmative vote of shareholders owning a majority of Entrx’s common stock, then neither amendment will be deemed to have been approved.

NOTE: In their discretion, the proxies are authorized to vote upon matters which are incidental to the conduct of the Special Meeting, and upon other business of which the Board of Directors is presently unaware and which may properly come before the meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND MANAGEMENT OF ENTRX CORPORATION AND WILL BE VOTED IN FAVOR OF THE AMENDMENTS TO THE COMPANY’S RESTATED AND AMENDED CERTIFICATE OF INCORPORATION EFFECTING A REVERSE FOLLOWED BY A FORWARD STOCK SPLIT, UNLESS OTHER INSTRUCTIONS ARE GIVEN.

Signature(s) ____________________________________ Dated ____________________, 2009

1

Please sign exactly as your name appears hereon; if stock is held jointly, each owner must sign. When signing as executor, trustee, guardian, attorney, agent or proxy, please indicate title. Please sign, date and return this Proxy promptly.

2

APPENDIX A

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
ENTRX CORPORATION

The undersigned, Peter L. Hauser, President of Entrx Corporation, a Delaware corporation (the “Corporation”), being duly authorized, hereby certifies that, as declared advisable by resolution of the Board of Directors of the Corporation, and as adopted by the affirmative vote of shareholders of the Corporation owning a majority of the outstanding shares of the Corporation (there being only common stock outstanding), at a duly called and held meeting thereof on May 4, 2009, all in accordance with Section 242 of the Delaware General Corporation Law, a resolution was adopted amending Section 4.1 contained in the Fourth Article of the Corporation’s Certificate of Incorporation to read in its entirety as follows:

“FOURTH:

Section 4.1

Without regard to any other provisions of this Certificate of Incorporation, each one share of Common Stock (as defined below), either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one five-hundredth (1/500) of a fully paid and nonassessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of fewer than 500 shares of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such factional shares, the Corporation shall cancel such fractional shares and pay the holders thereof the fair value of such factional shares in cash, all as of the time when this amendment becomes effective.

The total number of shares of stock which the Corporation shall have authority to issue is 85,000,000, of which 80,000,000 shares shall be Common Stock having a par value of $0.10 per share, and 5,000,000 shares shall be Preferred Stock having a par value of $1.00 per share.”

The foregoing amendment shall be effective as of 6:00 p.m. eastern daylight time on May 15, 2009.

IN WITNESS WHEREOF, Entrx Corporation has caused this Certificate of Amendment to be signed on its behalf by the undersigned officer, duly authorized, this _____ day of __________, 2009.

ENTRX CORPORATION

By:

APPENDIX A

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
ENTRX CORPORATION

The undersigned, Peter L. Hauser, President of Entrx Corporation, a Delaware corporation (the “Corporation”), being duly authorized, hereby certifies that, as declared advisable by resolution of the Board of Directors of the Corporation, and as adopted by the affirmative vote of shareholders of the Corporation owning a majority of the outstanding shares of the Corporation (there being only common stock outstanding), at a duly called and held meeting thereof on May 4, 2009, all in accordance with Section 242 of the Delaware General Corporation Law, a resolution was adopted amending Section 4.1 contained in the Fourth Article of the Corporation’s Certificate of Incorporation to read in its entirety as follows:

“FOURTH:

Section 4.1

Without regard to any other provisions of this Certificate of Incorporation, each one share of Common Stock (as defined below), either issued and outstanding or held by the Corporation as treasury stock (including each fractional share in excess of one share held by any stockholder and each fractional share in excess of one share held by the Corporation) immediately prior to the time this amendment becomes effective, shall be and is hereby automatically reclassified and changed (without any further act) into 500 hundred fully paid and nonassessable share of Common Stock (or, with respect to such fractional shares, such lesser number and shares and fractional shares as may be applicable based up such 500/1 ration), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.

The total number of shares of stock which the Corporation shall have authority to issue is 85,000,000, of which 80,000,000 shares shall be Common Stock having a par value of $0.10 per share, and 5,000,000 shares shall be Preferred Stock having a par value of $1.00 per share.”

The foregoing amendment shall be effective as of 6:01 p.m. eastern daylight time on May 15, 2009.

IN WITNESS WHEREOF, Entrx Corporation has caused this Certificate of Amendment to be signed on its behalf by the undersigned officer, duly authorized, this _____ day of __________, 2009.

ENTRX CORPORATION

By: